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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Commission File No. 0-33295

MEDICALCV, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MEDICALCV, INC.
9725 SOUTH ROBERT TRAIL
INVER GROVE HEIGHTS, MINNESOTA 55077

         August 27, 2003

Dear Shareholder:

        I am pleased to invite you to attend the annual meeting of shareholders of MedicalCV, Inc., to be held at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota, on October 6, 2003, at 3:30 p.m. local time.

        At the annual meeting you will be asked to vote for the election of directors and to ratify the appointment of our independent accountants for the fiscal year ending April 30, 2004. The accompanying material contains the notice of annual meeting, the proxy statement, which includes information about the matters to be acted upon at the annual meeting, and the related proxy card.

        I hope you will be able to attend the annual meeting. Whether or not you are able to attend in person, I urge you to sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you do attend in person, you may withdraw your proxy and vote personally on any matters brought properly before the annual meeting.

Sincerely,

MEDICALCV, INC.

Blair P. Mowery President and Chief Executive Officer

MEDICALCV, INC.
9725 SOUTH ROBERT TRAIL
INVER GROVE HEIGHTS, MINNESOTA 55077

NOTICE
OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
OCTOBER 6, 2003

        NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of MedicalCV, Inc., a Minnesota corporation, will be held at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota, on October 6, 2003, at 3:30 p.m. local time, for the following purposes, as more fully described in the accompanying proxy statement:

  1.
  To elect seven directors for the ensuing year and until their successors shall be elected and duly qualified;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending April 30, 2004; and

  3.
  To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Only shareholders of record at the close of business on August 19, 2003, are entitled to notice of, and to vote at, the meeting. Whether or not you expect to attend the meeting in person, please mark, date and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time before they are exercised and, if you attend the meeting in person, you may withdraw your proxy and vote personally on any matter brought properly before the meeting.

Sincerely,

MEDICALCV, INC.

Jules L. Fisher Secretary

Inver Grove Heights, Minnesota August 27, 2003

MEDICALCV, INC.
9725 SOUTH ROBERT TRAIL
INVER GROVE HEIGHTS, MINNESOTA 55077

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
OCTOBER 6, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of MedicalCV, Inc. for use at the annual meeting of shareholders to be held at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota, on October 6, 2003, at 3:30 p.m. local time, or at any adjournment or postponement thereof. All shares of common stock represented by properly executed and returned proxies, unless such proxies have previously been revoked, will be voted at the annual meeting, and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed and returned proxies on which no specification has been made will be voted for the election of the nominees for director named herein and for ratification of the appointment of independent accountants for the fiscal year ending April 30, 2004. If any other matters are properly presented at the annual meeting for action, including a question of adjourning or postponing the annual meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

        The notice of annual meeting, this proxy statement, and the related proxy card are first being mailed to shareholders on or about August 27, 2003.

Record Date and Outstanding Common Stock

        The board of directors has fixed the close of business on August 19, 2003, as the record date for determining the holders of outstanding common stock entitled to notice of, and to vote at, the annual meeting. On that date, there were 7,843,834 shares of common stock issued, outstanding and entitled to vote.

Revocability of Proxies

        Any shareholder who executes and returns a proxy may revoke it at any time before it is voted. Any shareholder who wishes to revoke a proxy can do so by (a) executing a later-dated proxy relating to the same shares and delivering it to our corporate secretary before the vote at the meeting, (b) filing a written notice of revocation bearing a later date than the proxy with our corporate secretary before the vote at the meeting, or (c) appearing in person at the meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates. Any written notice or subsequent proxy should be delivered to MedicalCV, Inc., 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077, Attn: Jules L. Fisher, or hand-delivered to Mr. Fisher before the vote at the meeting.

Voting and Solicitation

        Each shareholder is entitled to one vote, exercisable in person or by proxy, for each share of common stock held of record on the record date. Shareholders do not have the right to cumulate votes in the election of directors.

        We will pay the expenses incurred in connection with the solicitation of proxies. We are soliciting proxies principally by mail. In addition, our directors, officers, and regular employees may solicit proxies personally or by telephone, for which they will receive no consideration other than their regular compensation. We will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of shares of common stock held as of the record date and will reimburse such persons for their reasonable expenses so incurred.

Quorum; Abstentions; Broker Non-Votes

        The presence, in person or by proxy, of the holders of at least of a majority of the shares of common stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. All votes will be tabulated by the inspector of election for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

        If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

        If a properly executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of August 15, 2003, by: (a) each person who is known to us to own beneficially more than five percent of our common stock, (b) each director, (c) each Named Executive Officer (as defined herein), and (d) all executive officers and directors as a group. The percentage of beneficial ownership is based on 7,843,834 shares outstanding as of August 15, 2003. As indicated in the footnotes, shares issuable pursuant to warrants and options are deemed outstanding for computing the percentage of the person holding such warrants or options but are not deemed outstanding for computing the percentage of any other person. Unless otherwise noted, each person identified below has sole voting and investment power with respect to such shares. Except as otherwise noted below, we know of no agreements among our shareholders which relate to voting or investment power with respect to our common stock. Unless otherwise indicated, the address for each listed shareholder is c/o MedicalCV, Inc., 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(1)		Percent Beneficially Owned(1)
Paul K. Miller	2,851,758	(2)	31.3%
Peter L. Hauser 16913 Kings Court Lakeville, Minnesota 55044	869,557	(3)	10.3
Adel A. Mikhail, Ph.D.	753,552	(4)	9.3
Graphite Enterprise Trust PLC 4th Floor, Berkeley Square House Berkeley Square, London W1X 5PA United Kingdom	630,000	(5)	8.0
Salvador Mercé Vives Plaza America, 5 Valencia, Spain	519,232	(6)	6.6
Hilmar Siebecker Staffelstrasse 8 D-67292 Kirchheimbolanden, Germany	405,000		5.2
N.G.C. Medical S.p.A. Via Novedratese 35 22060 Novedrate, Como, Italy	400,000		5.1
Blair P. Mowery	315,000	(7)	3.9
Salvador Mercé Cervelló	133,000	(8)	1.7
Allan R. Seck	90,000	(9)	1.1
Jules L. Fisher	19,000	(10)	*
Lawrence L. Horsch	9,000	(10)	*
Susan L. Critzer	7,000	(10)	*
David B. Kaysen	7,000	(10)	*
All directors and executive officers as a group (nine persons)	4,185,310	(11)	42.7%

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of August 15, 2003.

(2)
Represents (a) 1,367,580 shares, (b) 120,000 shares owned by Gracon Contracting Co., an entity over which Mr. Miller exercises control, (c) 35,000 shares purchasable pursuant to the exercise of options, (d) 100,000 shares purchasable pursuant to the exercise of warrants, (e) 1,020,178 shares purchasable pursuant to the exercise of warrants held by PKM Properties, LLC, an entity over which Mr. Miller exercises control, (f) 4,500 units owned by Mr. Miller's spouse, and (g) 100,000 units.

(3)
Represents (a) 53,000 shares, (b) 37,500 units purchasable upon the exercise of warrants, (c) 380,357 shares purchasable upon the exercise of warrants, and (d) 180,600 units held by Mr. Hauser's IRA.

(4)
Represents 499,552 shares held by Adel A. Mikhail and Narguis Mikhail, Dr. Mikhail's spouse, as joint tenants, 240,000 shares purchasable pursuant to the exercise of warrants and 14,000 shares purchasable pursuant to the exercise of options.

(5)
Includes 126,000 shares held by Graphite Enterprise Trust Limited Partnership, an entity over which Foreign & Colonial Enterprise Trust PLC exercises control.

(6)
Includes 16,212 shares owned by Mercé v. Electromedicina, S.L., which Mr. Mercé Vives founded.

(7)
Includes 300,000 shares purchasable pursuant to the exercise of options.

(8)
Includes 28,000 shares purchasable pursuant to the exercise of options. Mr. Mercé Cervelló is the son of Mr. Mercé Vives and is the Managing and General Director of Mercé v. Electromedicina, S.L.

(9)
Includes 80,000 shares purchasable pursuant to the exercise of options.

(10)
Represents shares purchasable pursuant to the exercise of options.

(11)
Includes 499,000 shares purchasable pursuant to the exercise of options and 1,464,678 shares purchasable pursuant to the exercise of warrants.

        Certain shares, options, and warrants beneficially owned by our officers, directors, former directors, significant shareholders, and employees are subject to an escrow agreement with the Commissioner of Commerce for the State of Minnesota. The depositors, who placed an aggregate of 1,664,845 shares into escrow, entered into this escrow agreement as a condition of the registration of the units sold in our initial public offering. The term of escrow runs through November 20, 2004.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees

        Seven persons have been nominated for election as directors at the annual meeting, all of whom currently serve as directors. Our directors are elected annually, by a plurality of the votes cast, to serve until the next annual meeting of shareholders and until their respective successors are elected and duly qualified. There are no family relationships between any director or officer.

        It is intended that votes will be cast pursuant to the enclosed proxy for the election of the nominees listed in the table below, except for those proxies that withhold such authority. Shareholders do not have cumulative voting rights with respect to the election of directors, and proxies cannot be voted for a greater number of directors than the number of nominees. If any of the nominees shall be unable or unwilling to serve as a director, it is intended that the proxy will be voted for the election of such other person or persons as the proxies may recommend in the place of such nominee. We have no reason to believe that any of the nominees will not be candidates or will be unable to serve.

Vote Required

        The seven nominees receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting shall be elected to the board of directors. An abstention will have the same effect as a vote withheld for the election of directors and a broker non-vote will not be treated as voting in person or by proxy on the proposal. Set forth below is certain information concerning the nominees for the board of directors. The board of directors recommends that shareholders vote for the nominees listed below.

Name	Age	Principal Occupation	Position with MedicalCV	Director Since
Lawrence L. Horsch	68	Chairman of Eagle Management & Financial Corp.	Chairman of the Board	2003
Blair P. Mowery	57	President, Chief Executive Officer and Director of MedicalCV	President, Chief Executive Officer and Director	2001
Susan L. Critzer	47	Chief Executive Officer and Chief Financial Officer of Restore Medical, Inc.	Director	2002
David B. Kaysen	53	President and Chief Executive Officer of Diametrics Medical, Inc.	Director	2002
Salvador Mercé Cervelló	46	Managing and General Director of Mercé v. Electromedicina, S.L.	Director	1996
Adel A. Mikhail, Ph.D.	68	Technology Consultant	Director	1992
Paul K. Miller	80	President of Acton Construction Management Company	Director	1994

Business Experience

        Lawrence L. Horsch, who became one of our directors and Chairman of the Board in August 2003, served as a director of Boston Scientific Corporation from February 1995 to May 2003. He was one of the founding directors of SciMed Life Systems, Inc. and served as Chairman of the Board from 1977 to

1994, and Acting Chief Financial Officer from 1994 to 1995. Since 1990, Mr. Horsch has served as Chairman of Eagle Management & Financial Corp., a management consulting firm. Mr. Horsch has been involved as a director or consultant to numerous early-stage companies in the Twin Cities area.

        Blair P. Mowery became our President and Chief Executive Officer in June 2001 and was appointed to our board of directors in July 2001. After serving our company as an independent advisor through his wholly owned company, Bioscrene Ltd., from February 1996 to August 1996, he joined us in August 1996 as Vice President—Business Development and was promoted to Chief Operating Officer in 1999. From April 1991 through December 1993, Mr. Mowery was President and Chief Operating Officer of GalaGen, Inc., a biopharmaceutical company. From March 1987 to March 1991, he was President of Procor Technologies, a joint venture with Abbott Ross Laboratories and the predecessor company to GalaGen.

        Susan L. Critzer, one of our directors since August 2002, has served as Chief Executive Officer and Chief Financial Officer of Restore Medical, Inc., a company focused on products for the ear, nose and throat field, since June 2002. From January 2001 to June 2002, Ms. Critzer served as Chief Operating Officer of Venturi Development Group, an incubator focused on seed level medical device opportunities. Ms. Critzer has over 25 years of experience in general management, manufacturing, quality assurance, engineering, and product development. Prior to joining Venturi, Ms. Critzer served as Vice President, Operations, Interim President and Acting Chief Financial Officer and President and Chief Executive Officer of Integ Incorporated, a development stage glucose monitoring company that went public in 1996 and was acquired by Inverness Medical in early 2001. Before joining Integ, Ms. Critzer served in various management roles at the Davis + Geck Division of American Cyanamid Corp., Deseret Medical Inc. and Becton-Dickinson Corp. From September 1973 to April 1986, Ms. Critzer was a manufacturing superintendent and senior administrator for manufacturing at the Saginaw Division of General Motors Corp.

        David B. Kaysen, one of our directors since August 2002, serves as President, Chief Executive Officer and a director of Diametrics Medical, Inc., a publicly held company that develops, manufactures and commercializes blood and tissue analysis systems that provide diagnostic results at the point of patient care. Mr. Kaysen has more than 25 years of executive management and sales and marketing experience in the medical products and services industry, most recently serving 10 years as President, Chief Executive Officer and a director of Rehabilicare Inc. (now Compex Technologies, Inc.), a manufacturer and marketer of home electrotherapy equipment for the physical therapy, rehabilitation, occupational and sports medicine markets. From 1988 to 1989, Mr. Kaysen served as President, Chief Executive Officer and a director of Surgidyne, Inc. (now Sterion, Inc.). Mr. Kaysen has also held senior management positions in sales and marketing at several medical product and services companies, including Redline Healthcare, American Hospital Supply Corporation, Emeritus Corporation and Lectec/NDM Corporation. Mr. Kaysen currently serves as a director of Zevex International, Inc., a publicly held company engaged in the business of designing, manufacturing and distributing medical devices.

        Salvador Mercé Cervelló, one of our directors, serves as Managing and General Director of Mercé v. Electromedicina, S.L., a commercial supplier of electromedical products, mainly products for cardiac surgery and cardiology, including those produced by our company, in Spain. He served on our board from November 1993 to November 1995 and again from December 1996 through the present.

        Adel A. Mikhail, Ph.D. served as President and Chief Executive Officer of our company from March 1992 to June 2001, and Chairman of the Board from March 1992 to August 2003. Since June 2001, he has provided certain consulting services to our company. Dr. Mikhail has more than 29 years of experience in the mechanical heart valve industry, including 17 years with our predecessors, Medical Incorporated and Omnicor. Dr. Mikhail served such entities in several technical capacities, including Senior Vice President of Clinical Research and Regulatory Affairs. In that capacity, Dr. Mikhail led the team that successfully obtained FDA marketing clearance of the Omniscience heart valve. Dr. Mikhail is named as an inventor in patents in the urology and heart valve fields.

        Paul K. Miller, one of our directors since August 1994, has served as President of Acton Construction Management Company, a real estate management company, since 1980.

Board Meetings and Committees

        The board of directors held seven meetings during our last fiscal year. Each of the then incumbent directors attended at least 75 percent of the meetings of the board and of those committees on which he or she served. The board of directors has established audit, compensation, executive, finance and nominating committees. Our audit and compensation committees consist of only non-employee directors.

        The audit committee, which consisted of Susan L. Critzer, David B. Kaysen and Paul K. Miller during our last fiscal year, is responsible for (1) recommending the appointment of independent accountants, (2) consulting with the independent accountants on the audit plan, (3) reviewing, in consultation with the independent accountants, the audit report or proposed audit report and the accompanying management letter, and (4) consulting with the independent accountants on the adequacy of internal controls. Our board of directors has adopted a written charter for the audit committee, a copy of which we previously filed with the Securities and Exchange Commission. Such charter specifies that the audit committee is composed of two or more directors, a majority of whom must be independent directors, and free from any relationship that, in the opinion of the board, would interfere with the exercise of independent judgment as a member of the audit committee. Ms. Critzer and Mr. Kaysen are independent (as independence is defined by Rule 4200(a)(15) of the NASD's listing standards). The audit committee met three times during our last fiscal year.

        The compensation committee, which consisted of Susan L. Critzer and David B. Kaysen during our last fiscal year, is responsible for (1) considering how the achievement of the overall goals and objectives of our company can be aided through the adoption of an appropriate compensation philosophy and effective compensation program elements, (2) reviewing salary progression, bonus allocations, stock awards and the awards of supplemental benefits and perquisites for key executives against the compensation objectives of our company, given our overall performance, (3) approving compensation arrangements for our company's senior management, and (4) reviewing and approving the adoption of any compensation plans in which officers and directors are eligible to participate. The compensation committee did not meet during our last fiscal year.

        The executive committee, which consisted of Susan L. Critzer, David B. Kaysen and Richard A. DeWall, M.D. during our last fiscal year, is responsible for (1) serving as a link between the board of directors and management, (2) assuring that important matters that arise between board meetings, and cannot wait for the next scheduled meeting, receive timely attention, and (3) serving as a sounding board for general management problems on matters that affect our company as a whole. The executive committee met twice during our last fiscal year. Dr. DeWall resigned from the board of directors in August 2003.

        The finance committee, which consisted of Susan L. Critzer, David B. Kaysen and Paul K. Miller during our last fiscal year, is responsible for (1) staying informed on a timely basis about our company's financial status, (2) evaluating financial information and developing conclusions as to any plan of action needed, and (3) advising corporate management and the board of directors in financial matters. The finance committee did not meet during our last fiscal year.

        The board of directors created a nominating committee on September 11, 2002. The nominating committee, which consisted of Susan L. Critzer, David B. Kaysen and Richard A. DeWall, M.D. during our last fiscal year, searches for and screens candidates for board vacancies. The nominating committee considers broader issues of composition and organization of the board, including committee assignments and individual board membership. It also evaluates board members and reviews management succession planning. The nominating committee met twice during our last fiscal year.

        The nominating committee will consider nominees to the board of directors recommended by shareholders. Each recommendation should be sent to MedicalCV, Inc., 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077, Attn: Jules L. Fisher, as provided under "Shareholder Proposals for the 2004 Annual Meeting."

AUDIT COMMITTEE REPORT

        During our fiscal year ended April 30, 2003, the audit committee:

  •
  reviewed and discussed the audited financial statements with respect to the year ended April 30, 2003 with management;

  •
  discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications; and

  •
  discussed with PricewaterhouseCoopers LLP their independence.

        In connection with one of its meetings, the audit committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees). Based upon the foregoing review and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-KSB for the year ended April 30, 2003 for filing with the Securities and Exchange Commission.

/s/ SUSAN L. CRITZER

/s/ DAVID B. KAYSEN

/s/ PAUL K. MILLER

The Audit Committee

EXECUTIVE COMPENSATION

        The following table sets forth information with respect to compensation paid by us to our Chief Executive Officer and the other highest paid executive officers (the "Named Executive Officers") during our most recent fiscal years.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation				Awards	Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Annual Other Compensation ($)		Securities Underlying Options	All Other Compensation ($)
Blair P. Mowery(1) President and Chief Executive Officer	2003 2002 2001	164,372 170,298 131,489	0 50,000 0	0 0 42,000	(2)	0 300,000 0	9,861 0 0
Jules L. Fisher(3) Chief Financial Officer	2003 2002	155,002 72,852	0 0	0 0		0 76,000	2,155 0
Allan R. Seck Senior Vice President—Sales and Marketing	2003 2002 2001	143,568 139,775 131,002	0 0 0	0 0 0		0 0 100,000	2,304 0 0

(1)
Mr. Mowery, who previously served as our Chief Operating Officer, became our President and Chief Executive Officer on June 15, 2001.

(2)
Represents the market value of 15,000 shares of common stock awarded to Mr. Mowery on January 25, 2001.

(3)
Mr. Fisher became our Chief Financial Officer on December 17, 2001.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth information concerning grants of stock options during the fiscal year ended April 30, 2003 to each Named Executive Officer. We granted no stock appreciation rights during our last fiscal year.

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date
Blair P. Mowery	0	0%	N/A	N/A
Jules L. Fisher	0	0%	N/A	N/A
Allan R. Seck	0	0%	N/A	N/A

        The following table sets forth information concerning the options exercised by each Named Executive Officer during the fiscal year ended April 30, 2003. It also sets forth information concerning unexercised options held by such persons as of April 30, 2003. No stock appreciation rights were exercised by such persons during the last fiscal year or were outstanding at the end of that year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In the Money Options at Fiscal Year End($)(1)
	Shares Acquired on Exercise
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Blair P. Mowery	0	N/A	300,000	0	0	N/A
Jules L. Fisher	0	N/A	19,000	57,000	0	0
Allan R. Seck	0	N/A	40,000	60,000	0	0

(1)
Represents the fair market value of one share of our common stock at April 30, 2003 minus the exercise price.

Employment Agreements

        Under an employment agreement effective June 15, 2001, we employ Blair P. Mowery as our President and Chief Executive Officer at a salary of $165,000 per year. This agreement has a term of two years. It prohibits Mr. Mowery from competing with our company during its term and for 12 months thereafter. This agreement also provides that if either we terminate Mr. Mowery's employment without cause or Mr. Mowery resigns with six months' notice, we will make severance payments to him equal to his monthly base salary for 18 months. In consideration of Mr. Mowery's entry into this agreement, on June 15, 2001, we granted him a stock option to purchase 300,000 shares of our common stock at a price of $4.50 per share. Such option is immediately exercisable. In addition, we agreed to pay Mr. Mowery a bonus of $50,000 for services in fiscal year 2002 subject to achievement of goals agreed upon by Mr. Mowery and our board of directors.

        In May 1999, we entered into a letter agreement with Allan R. Seck. Under this agreement, Mr. Seck was employed to serve as our Vice President—Sales and Marketing at a salary of $132,000 per year plus a bonus of one percent of sales over $3,500,000 per year. We have the right to terminate Mr. Seck's employment at will. However, upon a change in control of our company, we have agreed to pay him an amount equal to two years' salary and accelerate the vesting of Mr. Seck's unvested stock options to be immediately exercisable. In consideration of Mr. Seck's entry into this agreement, we granted him a stock options to purchase 100,000 shares of our common stock at a price of $2.50 per share. Such options vest over four years and expire on July 26, 2005. In August 2001, we amended this agreement to provide that the bonus based on annual sales would be payable through fiscal year 2002. In consideration of Mr. Seck's entry into this amendment, we agreed to increase his salary by an amount not to exceed 15 percent and develop a new executive and sales incentive plan in which he is eligible to participate.

Director Compensation

        Our directors are reimbursed for certain reasonable expenses incurred in attending board meetings. Directors who are also employees receive no remuneration for services as members of the board or any board committee. Under our director stock option plan, directors who are not employed by us are entitled to receive annual stock option grants for the purchase of 7,000 shares.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

General

        The audit committee has appointed PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending April 30, 2004. A proposal to ratify that appointment will be presented to shareholders at the meeting. If the shareholders do not ratify such appointment the audit committee will select another firm of independent accountants. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

        PricewaterhouseCoopers LLP provided audit and non-audit services to us in fiscal year 2002, the aggregate fees and expenses of which are shown below.

Audit Fees

        The aggregate fees and out-of-pocket expenses for professional services rendered for the audit of our annual financial statements for the most recent fiscal year and the reviews of the financial statements included in our Forms 10-QSB for that fiscal year were $74,739, of which approximately $16,837 had been billed through April 30, 2003.

All Other Fees

        The aggregate fees billed for services rendered by our independent accountants, other than the services described in the preceding paragraph, for our most recent fiscal year were $900, substantially all of which related to the review of a Registration Statement on Form S-8 relating to our 2001 Equity Incentive Plan.

        The audit committee has considered whether the provision of the services described in the preceding paragraph was compatible with maintaining our principal accountants' independence.

Change in Accountants

        On May 22, 2001, the board of directors resolved to engage PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending April 30, 2001. During the year ended April 30, 2000 and through May 22, 2001, we did not consult with PricewaterhouseCoopers LLP on items which (1) involved the application of accounting principles to a specific completed or contemplated transaction, (2) involved the type of audit opinion that might be rendered on our financial statements, or (3) concerned the subject matter of a disagreement or reportable event with the former auditor as described in Regulation S-B Item 304(a)(1)(iv).

        On May 22, 2001, the board of directors resolved to dismiss Bertram Vallez Kaplan & Talbot Ltd. as our independent accountants. The report of Bertram Vallez Kaplan & Talbot Ltd. on the financial statements for the year ended April 30, 2000 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The board of directors participated in and approved the decision to change independent accountants. In connection with its audit for the year ended April 30, 2000 and through May 22, 2001, there were no disagreements with Bertram Vallez Kaplan & Talbot Ltd. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Bertram Vallez Kaplan & Talbot Ltd. would have caused Bertram Vallez Kaplan & Talbot Ltd. to make reference thereto in its report on the financial statements for such year. During the year ended April 30, 2000 and through May 22, 2001, there were no reportable events as defined in Regulation S-B Item 304(a)(1)(iv). Bertram Vallez Kaplan & Talbot Ltd. has furnished us with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements.

Recommendation

        The audit committee recommends a vote for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending April 30, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Lawrence L. Horsch

        In February 2003, we entered into an advisory agreement with Lawrence L. Horsch, who became one of our directors and Chairman of the Board in August 2003. Pursuant to this agreement, Mr. Horsch agreed to provide 10 hours of advisory services per month, for a retainer of $750 per month. As additional consideration, we issued a five-year option to Mr. Horsch for the purchase of 18,000 shares of common stock exercisable at $0.51 per share. Such option vested to the extent of 1,500 shares per month during the term of the advisory agreement. Mr. Horsch began providing advisory services to us under this agreement on February 18, 2003. Following his appointment as Chairman of the Board, we agreed with Mr. Horsch to terminate the advisory agreement. At the termination of the advisory agreement, Mr. Horsch had been paid $4,500 in advisory fees and the option granted to Mr. Horsch had vested to the extent of 9,000 shares.

        Effective August 19, 2003, upon the termination of the advisory agreement, we entered into a letter agreement with Mr. Horsch to address our relationship with him as Chairman of the Board. Pursuant to this agreement, Mr. Horsch agreed to provide 32 hours of service per month as Chairman of the Board, for a retainer of $60,000 per year. Pursuant to the agreement, Mr. Horsch agreed to purchase 85,714 shares of common stock from our company at a price of $0.70 per share. As additional consideration, we issued a ten-year option to Mr. Horsch for the purchase of 100,000 shares of common stock exercisable at $0.70 per share. Such option vests in full upon the fourth anniversary of the date of grant. This vesting may be accelerated to the extent of one-third of the shares purchasable under the option upon the occurrence of each of three performance measures: the completion of certain additional debt or equity financing, certain advances in product development and achievement of certain stock performance. The agreement provides for a term of 12 months; however, it may be terminated if our board of directors determines to remove Mr. Horsch as Chairman of the Board.

Separation Agreement with Adel A. Mikhail, Ph.D.

        We entered into a separation agreement and release effective as of November 1, 2000 with Adel A. Mikhail, Ph.D. Dr. Mikhail was our founder and served as our President and Chief Executive Officer from March 1992 until June 15, 2001, at which time he retired. Under the terms of the separation agreement, Dr. Mikhail's employment under his employment agreement dated January 1, 1995 terminated, and we agreed to pay him severance compensation in cash totaling $144,000. We agreed to pay Dr. Mikhail his salary and benefits until a new chief executive officer was hired and to continue his chairmanship of our board. At the time of entering into the separation agreement, Dr. Mikhail had vested stock options to purchase an aggregate of 420,000 shares of our common stock at an exercise price of $1.375 per share, expiring on February 2, 2001. Under the separation agreement, Dr. Mikhail agreed to exercise the option to the extent of 30,000 shares for $41,250 in cash and to surrender 240,000 shares which he otherwise would have been entitled to purchase under the option. We agreed to allow Dr. Mikhail to exercise his option for the remaining 150,000 shares on a cashless basis. In connection with such cashless conversion, we issued 67,500 shares to Dr. Mikhail and Dr. Mikhail surrendered 82,500 shares which he otherwise would have been entitled to purchase under the option. On February 1, 2001, we also issued a five-year warrant to Dr. Mikhail for the purchase of 240,000 shares of common stock exercisable at $2.125 per share.

        The separation agreement further provided that following the termination of his employment as President and Chief Executive Officer, we would retain Dr. Mikhail as an independent consultant for a period of two years to provide advice and technical expertise with respect to our operations. Dr. Mikhail agreed to provide up to 40 hours of consulting services per month, for a retainer of $6,000 per month. We agreed to pay Dr. Mikhail at the rate of $125 per hour, up to a maximum of $1,000 per day, for services rendered beyond 40 hours per month. Dr. Mikhail began providing consulting services to us under this agreement on June 15, 2001. During our fiscal year ended April 30, 2003, we paid Dr. Mikhail $74,385 in consulting fees.

        On June 15, 2003, upon the expiration of the consulting arrangement set forth in the separation agreement, we entered into a technical assistance agreement with Dr. Mikhail. Pursuant to this agreement, Dr. Mikhail agreed to continue performing consulting services as an independent contractor in exchange for the same compensation set forth in the separation agreement. This agreement continues on a month-to-month basis for a period of 12 months; however, it may be terminated at any time with 60 days written notice.

Arrangements and Transactions with Paul K. Miller and PKM Properties, LLC

        Associated Bank Guarantee.    In August 1999, we obtained a bank line of credit from Riverside Bank, which was subsequently acquired by Associated Bank Minnesota. The loan was extended to us on the condition that it be personally guaranteed by Paul K. Miller, one of our directors and our largest individual shareholder. Under an agreement we entered into on August 31, 1999, Mr. Miller personally guaranteed such indebtedness. To induce Mr. Miller to guarantee such indebtedness, we paid Mr. Miller a one-time guarantee fee in the amount of $75,000 and issued to him, on November 22, 1999 and December 6, 2000, warrants to purchase an aggregate of 100,000 shares exercisable at $2.00 per share. These warrants expire on November 19, 2004.

        January Discretionary Credit Agreement.    In January 2003, we required funding to meet critical working capital shortages. To address these needs we established a discretionary line of credit with PKM Properties, LLC, ("PKM") an entity controlled by Paul K. Miller, one of our directors and our largest individual shareholder, pursuant to which we borrowed an aggregate of $943,666. The line of credit initially had a maturity date of April 17, 2003. On April 15, 2003, the maturity date was extended to September 17, 2003. The line of credit requires the payment of interest at the higher of 7 percent or 1 percent above a bank reference rate (7 percent was the rate in effect as of April 30, 2003). The line of credit contains various representations and loan covenants as are customary in banking and finance transactions. In connection with the January Discretionary Credit Agreement, PKM was issued a second mortgage on our real estate and a security interest in all of our remaining assets, including inventory, equipment, accounts and contract rights, instruments, deposits and intangibles, including patents and trademarks. As additional consideration, we also issued to PKM a warrant with a five-year term to purchase 350,000 shares of our common stock at an exercise price of $0.596 per share.

        Sale-Leaseback Transaction.    On April 4, 2003, we sold our real estate, including real property and office-warehouse-manufacturing facility, together with certain personal property related thereto, to PKM, an entity controlled by Paul K. Miller, one of our directors and our largest individual shareholder. The purchase price for the property was $3.84 million, paid with (1) $1.0 million in cash (subject to certain reductions, prorations and credits), (2) PKM's assumption of a mortgage note against the property in the amount of $2.5 million in favor of Associated Bank Minnesota, dated November 23, 1999, and (iii) PKM's assumption of our promissory note with Dakota Electric Association and land special assessments payable to Dakota County aggregating $336,105. As additional consideration, we issued to PKM a five-year warrant for the purchase of 350,000 shares of our common stock at an exercise price of $0.625 per share.

        Concurrent with the sale of the property, we entered into a ten-year lease for the property with a base annual rent of $360,000 for the first and second year; $370,800 per year for the third, fourth and fifth year, and $389,340 for the remaining years of the lease subject to an increase for additional interest payable by PKM on its long-term permanent financing of the property, which may increase base monthly rents by up to one-twelfth of the additional annual interest payable by PKM. Assuming we are not in default under the terms of the lease, we have two options to extend the lease for five-year periods upon expiration of the initial ten-year term at a market rate. We also pay under the lease operating costs and real estate taxes. Under certain conditions, we also have an option to purchase the building at the end of the initial ten-year term at the fair value at that time. The purpose of the transaction was to retire our bank debt and provide us with additional required working capital.

        May Discretionary Credit Agreement.    In July 2003, we entered into an additional discretionary credit agreement with PKM, an entity controlled by Paul K. Miller, one of our directors and our largest individual shareholder, pursuant to which PKM agreed to lend to us up to an additional $935,000. We required additional funding to meet ongoing working capital needs, including to meet obligations to PKM under the above-described January Discretionary Credit Agreement and facilities lease. As of August 1, 2003, PKM had advanced $765,000 under the May Discretionary Credit Agreement. This line of credit expires on May 27, 2004, or earlier upon an event of default under the terms of the credit agreement or certain related obligations. The interest rate is 10 percent per year. The line of credit contains various representations and loan covenants as are customary in banking and finance transactions and is secured by a security interest in substantially all of our remaining property, including inventory, equipment, accounts and contract rights, instruments, deposits and intangibles, including patents and trademarks. As additional consideration, we agreed to issue PKM ten-year warrants for the purchase of up to 380,357 shares of our common stock at an exercise price of $0.70 per share with terms and conditions that include weighted-average anti-dilution rights and provide certain rights to PKM to require registration of the common stock underlying the warrants under federal and state securities laws. We also agreed to modify certain terms of the warrants issued to PKM in connection with the January Discretionary Credit Agreement to conform to the terms of the warrants issued as part of this bridge debt financing. We also agreed to pay PKM a placement fee of 6.5 percent of the amount borrowed under the May Credit Agreement. In addition, we paid counsel for PKM approximately $56,000 to cover fees and expenses incurred on behalf of PKM in connection with the May Credit Agreement. The May Credit Agreement is a discretionary credit facility. PKM may, in its sole discretion, decide not to make any additional loans under the May Credit Agreement, and is not contractually obligated to do so.

Transaction with Peter L. Hauser

        In July 2003, we entered into a loan agreement and borrowed $1.0 million from Peter L. Hauser, an existing shareholder, pursuant to a one-year subordinated note with an interest rate of 10 percent per year. Pursuant to an intercreditor agreement with PKM, an entity controlled by Paul K. Miller, one of our directors and our largest individual shareholder, the loan is secured by substantially all of our assets. We issued to Mr. Hauser ten-year warrants for the purchase of 380,357 shares of our common stock on terms comparable to the warrants issued to PKM in connection with the May Discretionary Credit Agreement. Following this transaction, Mr. Hauser became the beneficial owner of approximately 10.3 percent of our securities.

Loan from Allan R. Seck

        In December 2002, we received a $60,000 unsecured advance from Allan R. Seck, our Senior Vice President—Sales and Marketing, to fund working capital requirements. This note required us to pay interest at the rate of six percent per year. This loan was repaid in full in early April 2003.

Related Party Distributor

        We sell heart valves through a distribution network of approximately 35 exclusive distributors, including Mercé v. Electromedicina, S.L. Salvador Mercé Vives, founder of Mercé v. Electromedicina, owns more than 5 percent of our outstanding common stock and is one of our former board members. Salvador Mercé Cervelló, one of our directors and the son of Salvador Mercé Vives, serves as Managing and General Director of Mercé v. Electromedicina. During our fiscal year ended April 30, 2003, Mercé v. Electromedicina purchased $973,600 of product from our company, representing approximately 31 percent of our net sales. During our fiscal year ended April 30, 2002, Mercé v. Electromedicina purchased $1,421,960 of product from our company, representing approximately 48 percent of our net sales. At April 30, 2003, approximately 38 percent of our accounts receivable were due from Mercé v. Electromedicina. We anticipate that we will continue to do business with Mercé v. Electromedicina in future periods.

Employment Agreements

        Certain individuals have employment agreements with us. You should review Executive Compensation—Employment Agreements for more information about such agreements.

General

        The transactions set forth herein were approved by a majority of our independent, disinterested directors who had access, at our expense, to our legal counsel or independent legal counsel. We believe that all such transactions were made on terms no less favorable to us than we could have obtained from unaffiliated third parties. In the future, all material affiliated transactions and loans, and any forgiveness of loans, will be approved by a majority of our independent, disinterested directors who will have access, at our expense, to our legal counsel or independent legal counsel and will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our officers, directors, and persons who own more than 10 percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such officers, directors, and shareholders are required by the Securities and Exchange Commission to furnish us with copies of all such reports. To our knowledge, based solely on a review of copies of reports filed with the Securities and Exchange Commission during the last fiscal year, all applicable Section 16(a) filing requirements were met except as set forth herein. Former director Ronald M. Bosrock did not file a report disclosing the automatic grant of an option to purchase 7,000 shares of common stock under our 1993 Director Stock Option Plan on July 27, 2002. One report on Form 4 was not filed on a timely basis relating to the automatic grant of an option to purchase 7,000 shares of common stock under our 1993 Director Stock Option Plan to each of Salvador Mercé Cervelló on December 13, 2002, Susan L. Critzer on August 22, 2002, Richard A. DeWall on November 5, 2002, David B. Kaysen on August 22, 2002, Adel A. Mikhail on August 9, 2002 and Paul K. Miller on August 15, 2002. One report on Form 4 relating to the acquisition by Paul K. Miller's spouse of 4,500 units on June 28, 2002 and one report on Form 4 relating to a warrant to purchase 350,000 shares of common stock granted to Paul K. Miller on January 17, 2003 also were not filed on a timely basis.

SHAREHOLDER PROPOSALS FOR
THE 2004 ANNUAL MEETING

        If a shareholder wishes to present a proposal for consideration for inclusion in the proxy materials for the next annual meeting of shareholders, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of MedicalCV, Inc., 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077, Attn: Jules L. Fisher, no later than April 29, 2004. All proposals must conform to the rules and regulations of the Securities and Exchange Commission. Under Securities and Exchange Commission rules, if a shareholder notifies us of his or her intent to present a proposal for consideration at the next annual meeting of shareholders after July 13, 2004, we, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary authority with respect to such proposal without including information regarding such proposal in our proxy materials.

        Our bylaws provide that in order for a person nominated by a shareholder to be eligible for election as a director at any regular or special meeting of shareholders, a written request that his or her name be placed in nomination must be received from a shareholder of record by our corporate secretary not less than 60 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director. A copy of our bylaws may be obtained by written request to MedicalCV, Inc., 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077, Attn: Jules L. Fisher.

ANNUAL REPORT ON FORM 10-KSB

        A copy of our annual report on Form 10-KSB for the fiscal year ended April 30, 2003, as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedules thereto, accompanies this notice of annual meeting, proxy statement and the related proxy card. We will furnish to any person whose proxy is being solicited any exhibit described in the exhibit index accompanying the Form 10-KSB, upon the payment, in advance, of fees based on our reasonable expenses in furnishing such exhibit. Requests for copies of exhibits should be directed to Jules L. Fisher at our principal address.

Sincerely,

MEDICALCV, INC.

Blair P. Mowery President and Chief Executive Officer

Inver Grove Heights, Minnesota August 27, 2003

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY MEDICALCV, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS		1.	To elect seven directors for the ensuing year and until their successors shall be elected and duly qualified.	For ☐	With- hold ☐	For All Except ☐
The undersigned shareholder of MedicalCV, Inc., a Minnesota corporation, hereby acknowledges receipt of the notice of annual meeting of shareholders and proxy statement, each dated August 27, 2003, and hereby appoints Blair P. Mowery and Jules L. Fisher, or either of them, proxies and attorneys-in-fact, with full power to each of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of shareholders of MedicalCV, Inc. to be held at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota, on October 6, 2003, at 3:30 p.m. local time, or at any adjournment or postponement thereof, and to vote, as designated below, all shares of common stock of MedicalCV, Inc. which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.			01 Lawrence L. Horsch 02 Blair P. Mowery 03 Susan L. Critzer 04 David B. Kaysen	05 Salvador Mercé Cervelló 06 Adel A. Mikhail, Ph.D. 07 Paul K. Miller
INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's number in the space provided below.

		2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending April 30, 2004.	For ☐	Against ☐	Abstain ☐
		3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
Please be sure to sign and date this Proxy in the box below.	Date
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ABSTENTIONS WILL BE COUNTED TOWARDS THE EXISTENCE OF A QUORUM.

Shareholder sign above	Co-holder (if any) sign above

/\ Detach above card, sign, date and mail in postage paid envelope provided. /\

MEDICALCV, INC.
9725 South Robert Trail
Inver Grove Heights, Minnesota 55077

        Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee, or guardian, please give full title as such and, if not previously furnished, a certificate or other evidence of appointment should be furnished. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 6, 2003
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 6, 2003
INFORMATION CONCERNING SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING
ANNUAL REPORT ON FORM 10-KSB